ISSUER FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-136915
Bootheel Agri-Energy, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Bootheel Agri-Energy, LLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bootheel Agri-Energy, LLC will arrange to send you the prospectus if you request it by calling
(573) 471-9952.
The following article was published by the Missouri Corn Growers Association on February 16, 2007:
StalkTalk: February 16, 2007
“Kernels of Knowledge for Missouri Corn Members”
A Service of the Missouri Corn Growers Association
*** Visit Missouri Corn Online at www.mocorn.org ***
***
MISSOURI CORN GROWERS ENCOURAGED BY PROGRESS OF BOOTHEEL ETHANOL PROJECT
Missouri corn producers are encouraged by the progress made by Bootheel Agri-Energy LLC in its project to construct and operate a 100 million gallon per year ethanol plant. Bootheel recently announced that its registered public offering of $60 million to $110 million of units has commenced, pursuant to an effective registration statement filed with the Securities and Exchange Commission. As set forth in its prospectus, Bootheel has a land option and plans to locate the plant in Sikeston, Mo. Preliminary engineering and environmental studies have been done and Bootheel has signed a letter of intent with Delta-T Corp. for the plant engineering.
The plant location in Sikeston is also appealing for its logistical advantages. The construction site is 5.3 miles from Interstate 55 and 8.4 miles from Interstate 57, and has access to both Burlington Northern and Union Pacific rail lines. Sikeston is in the center of an agricultural area that predominantly grows corn and other row crops. Bootheel Agri-Energy LLC is a development-stage company organized in September 2005 to develop, construct, own and operate an ethanol plant. More information on the stock offering can be obtained by contacting the Company at bae@bootheelagri-energy.com or 573-471-9952, and a copy of the prospectus for the offering is available at http://sec.gov/Archives/edgar/data/1357029/000095013707001319/c08059b3e4 24b3.htm.